EXHIBIT 26(b)



[Letterhead of Stanley I. Garnett, II]

                                                              , 19



HAND DELIVERY

(Individual letter sent to each
prospective underwriter on
attached distribution letter)

Dear               :

      West Penn Power Company (the "Company") filed a shelf Registration Statement on Form S-3, pursuant to Rule 415, with the Securities and Exchange
Commission on           , 1994.  The Registration Statement, which became
effective on                , 19  , contains a Prospectus relating to $
million of First Mortgage Bonds.  By transmittal letter dated          , 19  ,
we provided copies of the Registration Statement, the related Prospectus, the Supplemental Indenture, documents incorporated by reference, the Underwriters' Questionnaire and the Purchase Agreement. Enclosed herewith are five copies of a proof of the Prospectus Supplement.

      It is our intention to receive proposals for the purchase of $
million principal amount of First Mortgage Bonds maturing on           , 19  ,
(the "New Bonds") on               , 19  , at     A.M.  This amount and date
will remain in effect unless notification is made to the contrary. Proposals should be made by telephone to a designated representative of the Company.
You will be notified of your contact prior to bidding. Each offer is to specify the coupon rate and the proceeds to the Company. Two copies of the enclosed Purchase Agreement should be completed and returned with the terms of your offer and be available for execution immediately upon acceptance by the Company of a winning proposal. A completed Underwriters' Questionnaire should
be returned to Nancy L. Campbell, Vice President and Treasurer, prior to     .
Acceptance will be based on the lowest "annual cost of money" to the Company, i.e., the yield based on the stated maturity, the interest rate and the price to the Company (exclusive of accrued interest) contained in the offer to purchase, determined by conventional bond yield calculations.

      The Company requires a coupon rate in multiples of 1/8 of 1% and a price (exclusive of accrued interest) to be paid to the Company for the New Bonds of
not less than    % or more than     % of principal amount.  Interest will
accrue from the [first day of the month in which the New Bonds are purchased] [the date of purchase of the New Bonds] and will be paid semiannually commencing
            , 19  .

      The New Bonds will have a    year maturity, no cash sinking fund and
will be non-refundable at a regular redemption price for the first    years at
an effective interest cost less than the cost of the New Bonds to the Company. [The New Bonds will also be non-callable at a regular redemption price for the
first    years.]  [The initial regular redemption price of the New Bonds will be the price to public plus the interest rate and will be scaled down by
regular progression to par in the   th year and thereafter.  The special
redemption price will be 100% of principal amount unless the public offering price is more than par in which case the special redemption price shall be established in accordance with customary practice.]

      Redemptions of the New Bonds during each 12 month period beginning at the special redemption price may not exceed the greater of (a) 1% of the aggregate principal amount of the New Bonds or (b) the lowest percentage so redeemed (zero, if none are redeemed) of bonds of any other series then redeemable at the special redemption price during such period relative to the aggregate principal amount of such other bonds.

      The information set forth above is a summary of provisions more fully described in the Prospectus, and reference should be made to the Prospectus for such information and for information with respect to other provisions of the New Bonds.

      We have been informed that our first mortgage bonds will be given the
following ratings:  Moody's (    ), Standard & Poor's (   ), and Fitch (    ).
The closing will be on              , 19  .

      We will be available by telephone to discuss with you matters regarding
your due diligence investigation of the Company on             , 19  , at
A.M.  You may contact the undersigned or Ms. Campbell at (212) 752-2121.

                                                Sincerely,



                                                Stanley I. Garnett, II

Enclosures